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                                  EXHIBIT 21.1

                       Subsidiaries of Triumph Group, Inc.

Triumph Group Holdings, Inc.

Triumph Brands, Inc.

Triumph Group Acquisition Corp.

The Triumph Group Operations, Inc.

Aerospace Technologies, Inc.

Advanced Materials Technologies, Inc.

DG Industries, Inc.

DV Industries, Inc.

Frisby Aerospace, Inc.

HTD Aerospace, Inc.

Hydro-Mill Co.

Kilroy Steel, Inc.

Kilroy Structural Steel Co.

Nu-Tech Industries, Inc.

Nu-Tech Brands, Inc.

Special Processes of Arizona, Inc.

Stolper-Fabralloy Company

Triumph Controls, Inc.

Triumph Air Repair (Europe) Limited

Triumph Precision, Inc.

Triumph/JDC Company


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Triumph Group Foreign Sales Corporation